Exhibit 99.1

Conference Call:	Today, November 14th, 2007 at 8:30 a.m. ET
Dial-in numbers:	800/205-6183 (U.S. & Canada), 415/908-6241 (International)
Webcast:	www.madcatz.com (Select “Investors”)
Replay Information:	See release text

News Announcement	For Immediate Release

Contact:
Stewart Halpern	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
800/831-1442	212/835-8500 or mcz@jcir.com
MAD CATZ REPORTS FISCAL 2008 SECOND QUARTER
DILUTED EARNINGS PER SHARE OF $0.02
- Announces Strategic Acquisition of Leading PC Games Peripherals Provider Saitek -
San Diego, California, November 14, 2007 — Mad Catz Interactive, Inc. (“Mad Catz” or “the Company”) (AMEX/TSX: MCZ), a leading third-party interactive entertainment accessory provider, today announced financial results for the fiscal 2008 second quarter ended September 30, 2007. The Company also announced the signing of a definitive agreement to acquire 100 percent of a leading PC games peripherals provider, Saitek, for $30 million, subject to working capital adjustment. The acquisition is expected to close within the next week and is expected to be accretive to the Company’s fiscal 2008 earnings and cash flows.
Net sales for the fiscal 2008 second quarter ended September 30, 2007 were $16.9 million, a 34.6% decrease from $25.8 million in the fiscal 2007 second quarter. Gross profit for the quarter decreased 11.1% to $5.0 million from $5.6 million in the fiscal 2007 second quarter. Gross profit margin for second quarter of fiscal 2008 was 29.4% compared to 21.6% in fiscal 2007 second quarter. Net income for the quarter ended September 30, 2007 was $0.9 million, or $0.02 per basic and diluted share, compared to a net income of $0.2 million, or break even on a basic and diluted per share basis, for the quarter ended September 30, 2006. EBITDA, a non-GAAP measure (defined as earnings before interest, taxes, depreciation and amortization), was $2.0 million in the fiscal 2008 second quarter, a 67.3% increase over EBITDA of $1.2 million in the fiscal 2007 second quarter. A reconciliation of EBITDA to the Company’s net income (loss) is included in the financial tables accompanying this release.
Net sales for the six-month period ended September 30, 2007 were $31.4 million, a decrease of 28.5% from $43.9 million in the same six-month period of the prior fiscal year. Gross profit for the first half of fiscal 2008 increased 5.6% to $9.6 million from $9.1 million in the prior year period. Gross profit margin for the six-month period ended September 30, 2007 was 30.6% compared to 20.8% in the prior year period. Net income for the first half of fiscal 2008 was $0.7 million or $0.01 per basic and diluted share, compared to net loss of $0.7 million or $(0.01) per basic and diluted share for the six months ended September 30, 2006. EBITDA for the six months ended September 30, 2007 rose 208.1% to $2.4 million compared to EBITDA of $0.8 million in the same period of the prior fiscal year.
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Mad Catz Interactive, 11/14/07	page 2
Fiscal 2008 Second Quarter and Recent Highlights:
•	Grew net income over 340% from fiscal 2007 second quarter levels to $0.9 million equal to $0.02 per basic and diluted share, both record levels for Mad Catz’ fiscal second quarter ;

•	Achieved record second quarter gross margin of 29.4%;

•	EBITDA rose 67% to $2.0 million compared to EBITDA in the fiscal 2007 second quarter, bringing the Company’s EBITDA for the last four reported fiscal quarters to a total of $10.6 million;

•	Decreased total operating expenses by 24.5% from the second quarter of 2007 to $3.7 million representing the lowest levels in any of the trailing ten fiscal quarters;

•	Net debt (bank borrowings less cash) at September 30, 2007 of $3.9 million (inclusive of borrowings for the Joytech acquisition), down 70.0% from $13.2 million at September 30, 2006;

•	Made meaningful progress against the Company’s strategic plan to diversify and expand product lines, acquire attractive brand licenses and complete accretive transactions:
•	Acquired certain assets of third-party videogame accessory developer and distributor Joytech from Take-Two Interactive Software, Inc. for approximately $3.0 million, providing new product lines and enhancing our geographic reach to include additional quality retail relationships throughout Europe;

•	Delivered Halo 3 branded faceplates to accompany the launch of the biggest entertainment title in history;

•	Recently announced plans to release a next generation of AirDrives™ specifically created for use with Apple’s iPhone in early 2008;

•	Recently entered into a multi-year extension to our license agreement with the NBA to produce controllers and related accessories for all current consoles;

•	Began shipping AirDrives™ and AirDrives for Kids interactive earphones, with sales on the Mad Catz website, presence on BestBuy.com expected shortly and, based on strong initial responses to the product, several additional high-profile, specialty retailer placements planned for early 2008;

•	Today announced signing the stock purchase agreement to acquire 100 percent of a leading PC games peripherals provider, Saitek, for $30 million, with the transaction expected to be completed within the next week.
Commenting on the results, Darren Richardson, Mad Catz’ President and CEO, stated, “During the second quarter, our bottom line and balance sheet continued to benefit from enhanced operating efficiencies and our focus on higher-margin product lines. The net sales comparisons reflect a combination of the Company’s culling process to reduce low-margin product placements, the continuing impact of the console transition and strong software sales in the year-ago quarter attributable to Real World Golf 2. Our announcement today of an agreement to purchase Saitek, one of the world’s leading PC games peripherals makers is a benchmark in our history, enabling us to immediately add world-class people and products to our organization and to become a leader in the highly-attractive, adjacent PC games category which leverages our core competencies. With this exciting opportunity close on the heels of consummating the Joytech acquisition in September, and, more recently, shipping our AirDrives and AirDrives for Kids products moving us into the high-growth portable audio category, we have made unprecedented progress on our plan to accretively grow Mad Catz. Our net debt is down 70% from the prior year period to $3.9 million at September 30. This strengthened balance sheet leaves us well-positioned to continue to execute on our growth strategy for increasing shareholder value, consisting of three initiatives: continue to pursue growth and efficiencies in our core business; diversify our product offerings through adjacent product categories; and publish new hardware/software bundles.”
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Mad Catz Interactive, 11/14/07	page 3
Mr. Richardson concluded, “Together with our impressive portfolio of brand licenses aligning many of our accessory offerings with some of the most highly-anticipated software products for the year, and with recent console price reductions which we expect to drive growth in the installed base of current-generation hardware, we are very much looking forward to the upcoming holiday shopping season. More broadly, we believe that we are still in the relatively early days of this hardware cycle for our products and, especially with the addition of Saitek to the Mad Catz family, we are as excited as we’ve ever been about the prospects for the Company.”
The Company will host a conference call and simultaneous webcast today November 14, 2007, at 8:30 a.m. ET. Following its completion, a replay of the call can be accessed for 30 days at the Company’s Web site (www.madcatz.com, select “Investors”) or for 7 days via telephone at 800/633-8284 (reservation # 21354223) or, for International callers, at 402/977-9140.
About Mad Catz
Mad Catz is a leading provider of innovative peripherals for the worldwide interactive entertainment industry. Mad Catz designs and markets accessories under its Mad Catz, GameShark and Joytech brands for video game systems, and publishes video game software, including the industry leading GameShark video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.
Safe Harbor for Forward Looking Statements:
This press release contains forward-looking statements about the Company’s business prospects that involve substantial risks and uncertainties. The Company assumes no obligation to update the forward-looking statements contained in this press release as a result of new information or future events or developments except as may be required by law. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” the negative of such expressions, and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; or a downturn in the market or industry. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.
- tables follow -

Mad Catz Interactive, 11/14/07	page 4
MAD CATZ INTERACTIVE, INC.
Consolidated Statements Of Operations
(unaudited, in thousands of US$, except share and per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales	$16,853	$25,788	$31,431	$43,929
Cost of sales	11,900	20,218	21,799	34,812

Gross profit	4,953	5,570	9,632	9,117
Operating expenses:
Sales and marketing	1,946	2,049	3,679	4,593
General and administrative	1,477	2,397	4,277	4,337
Research and development	299	485	613	704

Total operating expenses	3,722	4,931	8,569	9,634

Operating income (loss)	1,231	639	1,063	(517)
Interest expense, net	(110)	(291)	(209)	(564)
Foreign exchange gain, net	307	1	336	163
Other income	60	72	151	129

Income (loss) before income taxes	1, 488	421	1,341	(789)
Income tax expense (benefit)	616	225	651	(109)

Net income (loss)	$872	$196	$690	$(680)

Basic net income (loss) per share	$0.02	$0.00	$0.01	$(0.01)

Diluted net income (loss) per share	$0.02	$0.00	$0.01	$(0.01)

Weighted average shares — basic	54,970,288	54,244,383	54,664,487	54,244,383

Weighted average shares — diluted	55,877,078	54,244,383	55,531,186	54,244,383

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Mad Catz Interactive, 11/14/07	page 5
MAD CATZ INTERACTIVE, INC.
Consolidated Balance Sheets
(in thousands of US$)

	September 30,	March 31,
	2007	2007
	(unaudited)
Assets
Current assets:
Cash	$3,022	$2,350
Accounts receivable, net of allowances of $3,216 and $3,583 at September 30, 2007 and March 31, 2007, respectively	14,138	13,937
Other receivables	245	542
Inventories	13,861	12,804
Deferred tax assets	2,009	2,009
Other current assets	556	1,385

Total current assets	33,831	33,027
Deferred tax assets	1,390	1,801
Deferred financing fees	70	86
Property and equipment, net	1,989	1,658
Intangible assets, net	2,069	1,848
Goodwill	17,483	17,483

Total assets	$56,832	$55,903

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loan	$6,971	$1,345
Accounts payable	7,596	13,509
Accrued liabilities	3,181	3,338
Income taxes payable	407	484

Total current liabilities	18,155	18,676
Shareholders’ equity:
Common stock	47,497	47,105
Accumulated other comprehensive income	2,982	2,615
Accumulated deficit	(11,802)	(12,493)

Total shareholders’ equity	38,677	37,227

Total liabilities and shareholders’ equity	$56,832	$55,903

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Mad Catz Interactive, 11/14/07	page 6
MAD CATZ INTERACTIVE, INC.
Supplementary Data
(Unaudited, in thousands of US$)
Geographical Sales Data
The Company’s net sales are attributable to the following geographic regions:

	Three months ended		Six months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net sales:
United States	$11,103	$17,432	$20,818	$31,121
Europe	5,062	6,840	9,232	9,302
Canada	663	1,516	1,349	3,397
Other countries	25	—	32	109

	$16,853	$25,788	$31,431	$43,929

EBITDA Reconciliation
EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization.

	Three months ended		Six months ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006
Net income (loss)	$872	$196	$690	$(680)
Adjustments:
Interest expense	110	291	209	564
Income tax expense (benefit)	616	225	651	(109)
Depreciation and amortization	436	504	884	1,015

EBITDA	$2,034	$1,216	$2,434	$790

EBITDA represents net income (loss) plus interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows for the period, nor is it being presented as an alternative to operating income or net income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States. As defined, EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. We believe, however, that in addition to the performance measures found in our financial statements, EBITDA is a useful financial performance measurement for assessing our Company’s operating performance. Our management uses EBITDA as a measurement of operating performance in comparing our performance on a consistent basis over prior periods, as it removes from operating results the impact of our capital structure, including the interest expense resulting from our outstanding debt, and our asset base, including depreciation and amortization of some of our assets.
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